EXHIBIT 23.2

TOTAL ASIA ASSOCIATES PLT (LLP0016837-LCA & AF002128)

A Firm registered with US PCAOB and Malaysian MIA

Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak,

50400, Kuala Lumpur, Malaysia

Tel: (603) 2733 9989

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors, NEW MOMENTUM CORPORATION

We consent to the inclusion in the Registration Statement on the Amendment No. 10 to Form S-1 of New Momentum Corporation of our report dated March 26, 2021, relating to our audit  of  the consolidated balance sheet of New Momentum Corporation as of December 31, 2020 and the related consolidated statements of operation and comprehensive, stockholders’ equity, and cash flows for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

 /s/ Total Asia Associates PLT

TOTAL ASIA ASSOCIATES PLT

KUALA LUMPUR, MALAYSIA

PCAOB No : 6268

November 3, 2022